EXHIBIT 16.1

October 5, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4 of AK Steel Holding Corporation Form 8-K dated October 5, 2012 and have the following comments:

1. We agree with the statements made in the first four paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the final two paragraphs.

Yours truly,

/s/ DELOITTE & TOUCHE LLP